Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 19, 2019, between IMAC Holdings, Inc., a Delaware corporation (the “Company”), and Dr. Jason Hui (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth upon the successful completion of the execution of the definitive agreement sale; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date set forth in Exhibit A or such later date as the parties mutually agree to in writing (the “Commencement Date”), and ending on the third anniversary of the Commencement Date (the “Expiration Date”),

2.       DUTIES

(a)       During the term of this Agreement, the Executive shall be employed in the position set forth in Exhibit A and shall, unless prevented by incapacity, devote substantially all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be reasonably assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board, and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)       The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged or concerned or interested in any other business activity that competes with the Company, except that the Executive may continue providing services under his current arrangements with Edward Rusher and Dr. Kasey Beardon (collectively, the “Permitted Activities”). All other investments or engagements shall not impair the ability of the Executive to discharge fully and faithfully his duties hereunder.

(c)       Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company.

(d)       The Executive shall remain in leadership for the Chicago, Illinois, operations except for required travel on the Company’s business.

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3.       REMUNERATION

(a)       As compensation for his services pursuant hereto, the Executive shall be paid a base salary during his employment hereunder at the annual rates set forth in Exhibit A (“Base Salary”). This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

(b)       Except as provided above, in Exhibit A and in Sections 4 and 6 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

4.       FRINGE BENEFITS

The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical insurance or stipend and 401(k) plan.

5.       VACATION

The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company.

6.       REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

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7.       TERMINATION

(a)       This Agreement shall terminate in accordance with the terms of Section 7 hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.

(b)       This Agreement shall terminate on the Expiration Date; or as follows:

(i)       Upon the written notice to the Executive by the Company at any time, because of the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, or upon the Executive’s conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.

(ii)       In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of his hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing near the Executive as selected by the Board, and reasonably acceptable to the Executive.

(iii)       In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.

(c)       If this Agreement is terminated pursuant to Section 7(b), the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein, except as set forth in Exhibit A. If this Agreement is terminated by the Company for any reason other than those set forth in Section 7(b), Company shall continue to pay Executive his then current Base Salary for a period of six (6) months.

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(d)       In the event the Company chooses not to enter into any agreement or amendment extending the Executive’s employment beyond the Expiration Date, the Company agrees to either i) provide Executive at least 60 days prior written notice of such determination, during which time the Executive will not be required to perform any duties for the Company, and may seek alternative employment while still being employed by the Company, or ii) provide Executive 180 days prior written notice of such determination, during which time the Executive will be required to perform his regular duties for the Company, and may seek alternative employment while still being employed by the Company. If such prior written notice is not given, this Agreement shall be automatically extended by one (1) year and the then effective annual Base Salary shall be increased by 4%.

(e)       If there is a Change of Control (as defined below), the Executive may, at any time within six months after such Change of Control, provide at least 30 days’ written notice to Company that the Executive has decided to terminate his employment with the Company and the Executive shall nevertheless continue to be paid pursuant to this Agreement until the date on which this Agreement would otherwise have terminated or expired. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

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8.       CONFIDENTIAL INFORMATION

(a)       The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive as an employee of the Company), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive in breach of this Agreement or which is generally known in the regenerative medicine business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b)       The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

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(c)       In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.       RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a)       The Executive shall not, anywhere within 15 miles of an IMAC Regeneration Center, during his full term of employment under Section 1 hereof and for a period of one (1) year thereafter, notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company, unless approved by the CEO or COO. The parties hereby acknowledge that the Permitted Activities have been approved by the CEO or COO. A formal teaching engagement with a university or continuing education program and any existing board membership is excluded from prior approval requirements. The term “Business of the Company” shall mean delivering regenerative and physical medicine services.

(b)       The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

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(c)       The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company’s customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

(d)       It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.       REMEDIES

(a)       Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

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(b)       The covenants of Section 8 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.       COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12.       WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.       BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

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14.       NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to his at the address set forth in Exhibit A.

and

(b)	If to the Company, to it at:

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, TN 37027

Attention: Chief Executive Officer

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

Attention: Spencer G. Feldman, Esq.

15.       MISCELLANEOUS

(a)       This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

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(b)       The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c)       The Company shall have no obligation actually to utilize the Executive’s services; if the Company elects not to use the Executive’s services at any time, the Company’s obligations to the Executive shall be satisfied, in all respects, by the payment to the Executive for the balance of the term of the Executive’s employment under this Agreement, but for a minimum period of three (3) years, the compensation provided in this Agreement. During such remaining term of employment, the Executive will not be required to perform any duties for the Company and shall be entitled to seek other employment provided that such employment would not violate the terms of this Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement.

(d)       This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e)       All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of residence and the location of full-time employment of Executive, without regard to its conflict of law principles. If the state of residence and of full-time employment differ, the Agreement shall be governed in accordance with the laws of the State of Illinois.

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(f)       Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in Illinois, or the current location of Company’s corporate headquarters, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

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The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

JE	JH
For the Company	Executive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey Ervin
	Name:	Jeffrey Ervin
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Jason Hui
Jason Hui

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EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
DATED AS OF APRIL 19, 2019,
BETWEEN IMAC HOLDINGS, INC. AND DR. JASON HUI

A.       For Section 1:

The date referred to in Section 1 shall be April 19, 2019.

B.       For Section 2:

The position of the Executive referred to in Section 2 shall be EVP of Development, reporting to the Chief Operations Officer.

C.       For Section 3(a):

The Base Salary referred to in Section 3(a) shall be as follows:

1.	Three hundred fifty thousand dollars ($350,000.00) for the period April 1, 2019 through March 31, 2020.
2.	Three hundred fifty-five thousand dollars ($355,000.00) for the period April 1, 2020 through March 31, 2021.
3.	Three hundred sixty thousand dollars ($360,000.00) for the period April 1, 2021 through March 31, 2022.

D.       For Section 3(b):

In addition to the compensation referred to in Section 3(a), the Company shall also pay to the Executive a one-time bonus of $15,000.00 related to a same store net revenue increase in Chicago in 2019 compared to 2018.

An annual cash bonus up to 20% of Base Salary in an amount to be determined by the Board based on the Executive meeting and exceeding mutually agreed upon performance goals for the Company.

The Executive shall be reimbursed $100 per month for the business use of his personal cell phone and shall receive reimbursement for health care coverage as set forth in Section E.

A stock option award of 20,000 shares will be granted upon adoption of the incentive stock option plan.

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E.       For Section 4:

The Health Insurance and Other Company Paid Fringe Benefits for the Executive shall include:

A monthly reimbursement for health insurance, which shall cover all out-of-pocket costs that Executive incurs for health insurance coverage for himself and his dependents. Standard eligibility for 401k will apply, including company matching contributions subject to rules, regulations, and compliance requirements.

The Company will allow for complementary regenerative medicine treatments for the Executive and immediate family during the Term of this Agreement, within reason and not to exceed two procedures annually when cost of goods exceed $1,000.

The Company will assume and pay for expenses including and related to licensure, professional liability, and continuing education fees, within reason and within the course of normal business.

F.       For Section 5:

The length of vacation referred to in Section 5 shall be three weeks annually. Vacation not taken during any calendar year may be carried forward as follows: up to one (1) week may be carried forward into any next calendar year; and up to a maximum of one (1) week may be carried forward cumulatively.

G.       For Sections 7 and 15(c):

In the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current Base Salary until such time as payments begin under any disability insurance plan or Supplemental Long-Term Disability Benefit of the Executive and, in the case of termination pursuant to Section 7(b)(iii), the Executive’s spouse will continue to receive Executive’s then current Base Salary for a period of six (6) months. In the case of termination pursuant to Sections 7(b)(ii), 7(b)(iii) or 15(c), the Executive, his heirs or assignees may elect to have any, or all, stock options, warrants or other grants under the Company’s Incentive Compensation Plans become immediately exercisable.

H.       For Section 14:

The address of the Executive referred to in Section 14 shall be:

___________________________

___________________________

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